Exhibit 5.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 61054.000003

March 8, 2011

Penn Virginia Corporation

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Penn Virginia Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Virginia counsel to Penn Virginia Corporation, a Virginia corporation (the “Company”), for the purpose of providing this opinion in connection with the preparation and filing by (i) the Company, (ii) Penn Virginia Holding Corp., a Delaware corporation (“PVH”), (iii) Penn Virginia Oil & Gas Corporation, a Virginia corporation (“PVOV”), (iv) Penn Virginia Oil & Gas GP LLC, a Delaware limited liability company (“PVOG”), (v) Penn Virginia Oil & Gas LP LLC, a Delaware limited liability company (“PVOL”), (vi) Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“PVOT”), (vii) Penn Virginia MC Corporation, a Delaware corporation (“PVMC”), (viii) Penn Virginia MC Energy L.L.C., a Delaware limited liability company, (“PVME”), and (ix) Penn Virginia MC Operating Company L.L.C., a Delaware limited liability company (“PVMO” and, collectively with PVH, PVOV, PVOG, PVOL, PVOT, PVMC and PVME, the “Subsidiary Guarantors”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”). The Registration Statement relates to the registration and the proposed issuance and sale from time to time of an indeterminate amount of (i) unsecured debt securities, which may be senior or subordinated, and which may be guaranteed by one or more of the Subsidiary Guarantors (the “Debt Securities”), (ii) guarantees of Debt Securities (the “Guarantees”), (iii) common stock, par value $0.01 per share (the “Common Stock”), (iv) preferred stock, par value $100.00 per share (the “Preferred Stock”), (v) depositary shares (the “Depositary Shares”) representing fractional interests in shares of Preferred Stock evidenced by depositary receipts, and (vi) warrants to purchase Debt Securities, Common Stock or Preferred Stock (the “Warrants”). The Debt Securities,

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS    CHARLOTTE    DALLAS     HOUSTON    LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    WASHINGTON

www.hunton.com

Penn Virginia Corporation

March 8, 2011

Guarantees, Common Stock, Preferred Stock, Depositary Shares and Warrants are collectively referred to herein as the “Securities.” The Securities are to be issued in one or more series and will be offered on a continuous or delayed basis pursuant to Rule 415 of the Securities Act, from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Articles of Incorporation and Bylaws of the Company, each as amended through the date hereof, (ii) the Registration Statement and (iii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) on March 1, 2011, and confirmed on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof on the Company).

As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Penn Virginia Corporation

March 8, 2011

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. With respect to any Common Stock, when (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Common Stock from the then authorized number of shares of Common Stock available and (b) the Common Stock has been duly issued by the Company and delivered to and paid for by the purchasers thereof in accordance with the definitive purchase, underwriting or similar agreement approved by the Board, such Common Stock will be validly issued, fully paid and nonassessable.

3. With respect to any Preferred Stock, when (a) the Board has taken all necessary corporate action to authorize and approve the issuance of any series of Preferred Stock from the then authorized number of shares of Preferred Stock available, (b) articles of amendment for the particular series of Preferred Stock have been filed with the SCC and the SCC has issued a certificate of amendment with respect thereto and (c) the series of Preferred Stock has been duly issued by the Company and delivered to and paid for by the purchasers thereof in accordance with the definitive purchase, underwriting or similar agreement approved by the Board, such Preferred Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Penn Virginia Corporation

March 8, 2011

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

/s/ Hunton & Williams LLP

00825/08443/09313